Filed Pursuant to Rule 433

Registration Statement No. 333-257883

Issuer Free Writing Prospectus dated July 15, 2021

Relating to Preliminary Prospectus Supplement dated July 15, 2021

ROYALTY PHARMA PLC

PRICING TERM SHEET

July 15, 2021

Terms applicable to

$600,000,000 2.150% Senior Notes due 2031 (the

“2031 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2031 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd.

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa3 / BBB- / BBB-

Title of Securities:	2.150% Senior Notes due 2031

Principal Amount Offered:	$600,000,000

Trade Date:	July 15, 2021

Settlement Date:**	July 26, 2021 (T+7)

Final Maturity Date:	September 2, 2031

Interest Payment Dates:	Semi-annually each March 2 and September 2, commencing March 2, 2022

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price / Yield:	103-01+ / 1.294%

Spread to Benchmark Treasury:	T+105 bps

Yield to Maturity:	2.344%

Coupon:	2.150%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	98.263% of the principal amount

Gross Proceeds:	$589,578,000

Make-Whole Call:	Prior to June 2, 2031 (three months prior to the final maturity date),
Make-Whole call at Treasury plus 20 basis points

Par Call:	On or after June 2, 2031 (three months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Senior Co-Manager:	Truist Securities, Inc.

Co-Managers:	PNC Capital Markets LLC
DNB Markets, Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners, LLC

CUSIP / ISIN:	78081BAN3 / US78081BAN38

Terms applicable to

$700,000,000 3.350% Senior Notes due 2051 (the

“2051 Notes”)

Issuer:	Royalty Pharma plc

Guarantor:	The 2051 Notes will initially be guaranteed by Royalty Pharma Holdings Ltd.

Expected Ratings:*
(Moody’s / S&P / Fitch)	Baa3 / BBB- / BBB-

Title of Securities:	3.350% Senior Notes due 2051

Principal Amount Offered:	$700,000,000

Trade Date:	July 15, 2021

Settlement Date:**	July 26, 2021 (T+7)

Final Maturity Date:	September 2, 2051

Interest Payment Dates:	Semi-annually each March 2 and September 2, commencing March 2, 2022

Benchmark Treasury:	1.875% due February 15, 2051

Benchmark Treasury Price / Yield:	98-24 / 1.931%

Spread to Benchmark Treasury:	T+155 bps

Yield to Maturity:	3.481%

Coupon:	3.350%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	97.565% of the principal amount

Gross Proceeds:	$682,955,000

Make-Whole Call:	Prior to March 2, 2051 (six months prior to the final maturity date), Make-Whole call at Treasury plus 25 basis points

Par Call:	On or after March 2, 2051 (six months prior to the final maturity date)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Senior Co-Manager:	Truist Securities, Inc.

Co-Managers:	PNC Capital Markets LLC
DNB Markets, Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
Cabrera Capital Markets LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners, LLC

CUSIP / ISIN:	78081BAP8 / US78081BAP85

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the notes will be made to investors on or about July 26, 2021, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus dated July 14, 2021) and a preliminary prospectus supplement dated July 15, 2021 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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